Exhibit 23.7
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in Registration Statement No. 333-152898 on Form S-3 and Registration Statement Nos. 333-134430, 333-94387, 333-91526, 333-113617, and 333-116180 on Form S-8 of our report dated May 29, 2009 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of Cowtown Pipeline Funding, Inc. from the separate records maintained by Quicksilver Resources Inc.), relating to the consolidated financial statements of Cowtown Pipeline Funding, Inc., appearing in this Amendment No. 2 to Form 10-K of Quicksilver Resources Inc. and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
Fort Worth, Texas
May 29, 2009